Exhibit 10.10

SERVICES AGREEMENT

The SERVICES AGREEMENT (the “Services Agreement”) dated as of [______], 2017 (“Effective Date”), by and between Draper Venture Network, Inc., a Delaware corporation (the "Service Provider"), and Draper Oakwood Technology Acquisition, Inc. (“DOTA”) (each individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

A.       DOTA desires to become a member of the “Draper Venture Network.”

B.       In order to become a member of the Draper Venture Network, DOTA understands that it must pay the Service Provider certain consideration in exchange for the Service Provider providing certain support services to DOTA pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and obligations contained herein, the parties agree as follows:

1.       Services. In exchange for the consideration described in Section 2 of this Agreement, the Service Provider agrees to provide DOTA with the services described in Attachment 1 (the “Services”). Notwithstanding the foregoing, subject to Section 3, the Service Provider shall have the right to add or delete the services to be provided pursuant to Attachment 1 in its reasonable and good faith discretion, upon the prior written consent of DOTA, which consent will not be unreasonably withheld. Any additional services rendered by Service Provider to DOTA, but not enumerated on Attachment 1, shall be deemed gratuitous and not entitle DOTA to receive such services for any period of time or receive other services not enumerated on Attachment 1.

2.       Fees. In consideration of the Services to be provided by the Service Provider to DOTA hereunder, DOTA shall cause to be paid to the Service Provider the fees set forth on Attachment 2 (the “Fees”) in accordance with the payment provisions contained therein.

3.       Limitation on Duties. The Parties hereto acknowledge that the Service Provider will provide the Services but shall not manage the affairs of, act in the name of, or bind DOTA.

4.       Term of Agreement. Commencing following the consummation of the initial public offering of DOTA (the “IPO”), except as provided under Section 5 of this Agreement, the Services will be performed hereunder until 24 months following the IPO (or such other date as set forth in DOTA’s certificate of incorporation, as amended from time to time) (the “Termination Date”). However, if DOTA is dissolved prior to Termination Date, this Agreement shall terminate.

5.       Early Termination. This Agreement may be terminated by DOTA or the Service Provider should the other Party materially breach any portion of this Agreement and not cure such breach within thirty (30) days (a “Cause Termination”).

6.       Nonassignment/Binding Agreement. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Any assignment in violation of the foregoing will be null and void.

7.       Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

8.       Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement. Either party may change its address for notice by notice to the other party given in accordance with this section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

9.       Waiver; Waiver Against Trust.

(a)       Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party’s rights under this Agreement and will not in any way effect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

(b)       The Service Provider hereby acknowledges that it is aware that DOTA will establish a trust account (the “Trust Account”) for the benefit of its public stockholders upon the closing of the IPO. The Service Provider, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of DOTA as a result of any liquidation of DOTA. The Service Provider hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Service Provider has any Claim against DOTA under this Agreement, the Service Provider shall pursue such Claim solely against DOTA and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

10.       Severability. If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

11.       Governing Law. This Agreement will be interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

12.       Arbitration. Except as specified herein, all disputes arising out of or in connection with the in accordance with the Commercial Rules of Arbitration (the “Rules”) of the American Arbitration Association (“AAA”) in effect from time to time. Any arbitration administered hereunder shall occur in San Mateo, California. Judgment on any award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator shall, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

13.       Entire Agreement. This Agreement (including the Attachments and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. This Agreement may not be amended, except by a writing signed by both parties.

14.       Non-Exclusivity. The services to be rendered by the Service Provider to DOTA under this Agreement shall not be deemed to be exclusive, and the Service Provider shall be free to render similar services to others.

15.       Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Facsimile and electronic signatures shall be deemed originals for all purposes.

16.       Confidentiality. DOTA agrees to treat the information concerning the Service Provider, the terms of this Agreement, and any information related to the Services rendered as confidential information and shall not, without the Service Provider’s prior written consent, disclose such information to any person or entity. Notwithstanding the foregoing, however (i) DOTA may disclose such information to its principals, accountants, legal counsel or as required by applicable law (but in the case of applicable law, only to the extent that such requirement cannot be avoided or eliminated via commercially reasonable efforts) and (iii) the foregoing information shall no longer be deemed confidential information for purposes of this provision if such information is currently or becomes publicly known or available in the absence of any improper or unlawful action on the part of DOTA or known or available to DOTA other than through or on behalf of the Service Provider. Notwithstanding the foregoing, the Service Provider hereby acknowledges that (x) the terms of this Agreement will be disclosed in the registration statement filed with the Securities and Exchange Commission in connection with the IPO (the “Registration Statement”), (y) this Agreement may be filed with the Securities and Exchange Commission as an exhibit to the Registration Statement and (iii) DOTA may disclose the terms of this Agreement to potential IPO investors.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the Effective Date set forth above.

DRAPER VENTURE NETWORK, INC.		DRAPER OAKWOOD TECHNOLOGY ACQUISITION, INC.

By:		By:
	Gabriel Turner, CEO		Aamer A. Sarfraz, CEO

ATTACHMENT 1

Description of Services

Service Provider shall use commercially reasonable efforts to provide the following types of Services, with such scope and breadth of all such Services determined by Service Provider in its good faith and reasonable discretion:

●	Deal syndication support

●	Access to private member web portal

●	Business and corporate development introductions and support

●	Production of events that may include the GP Spring Forum, CEO Summit and/or others

●	Service provider introductions and recommendations

●	Newsletters, member conference calls and other communications

●	Research database subscriptions

●	Discounts on select products and services

ATTACHMENT 2

Fees and Payments

MEMBERSHIP FEES

Prospective Member:                      Draper Oakwood Technology Acquisition, Inc.

Membership Fees shall consist of membership interests in Draper Oakwood Investments, LLC (the “Sponsor”) representing founder shares in DOTA, subject to the terms and conditions set forth in the Sponsor’s Limited Liability Company Operating Agreement